                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Kansas City Power & Light Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                                                   DRUE JENNINGS

                                                           CHAIRMAN OF THE BOARD
   [LOGO]
                                                                   AND PRESIDENT
                                                                     1201 WALNUT
                                                                 P.O. BOX 418679
                                                      KANSAS CITY, MO 64141-9679
July 12, 1996

Dear Shareholder:

The accompanying brochure presents the reasoning behind the KCPL/UtiliCorp merger, including the potential benefits for you. We urge you to read it thoroughly.

                          CONSIDER THE FACTS . . .

YOUR BOARD HAS CONCLUDED UNANIMOUSLY THAT THE KCPL/UTILICORP MERGER IS IN YOUR BEST INTERESTS. We are convinced the UtiliCorp merger will increase earnings per share, reduce investment risk and position the new company for growth in revenue, income and share value. THE UTILICORP MERGER ALSO CONTEMPLATES INCREASING YOUR ANNUAL DIVIDEND BY MORE THAN 18% TO $1.85 PER SHARE.

                          EXAMINE THE RECORD . . .

In choosing between the KCPL/UtiliCorp merger and Western's proposal to exchange its shares for your KCPL shares, you must decide who can be trusted to provide the greatest value for you. We encourage you to compare our record of creating value for shareholders to that of Western's board and management.

LONG-TERM VALUE. I became chief executive officer of KCPL on May 1, 1988. From that date until January 19, 1996 (the date the KCPL/UtiliCorp merger agreement was signed), KCPL'S TOTAL RETURN FOR SHAREHOLDERS WAS GREATER THAN 230% -- MORE THAN ONE AND ONE-HALF TIMES WESTERN'S TOTAL RETURN FOR SHAREHOLDERS (148%) DURING THE SAME TIME PERIOD.*

SHORT-TERM VALUE. OVER THE TWO-YEAR PERIOD ENDED DECEMBER 31, 1995, KCPL'S TOTAL RETURN FOR SHAREHOLDERS (30%) WAS MORE THAN TRIPLE WESTERN'S TOTAL RETURN FOR SHAREHOLDERS (9%).* A combined KCPL/UtiliCorp can provide you with even greater returns and I plan to be part of that process.

                      . . . AND DO WHAT'S BEST FOR YOU.

TO PROTECT THE VALUE OF YOUR KCPL SHARES, WE STRONGLY URGE YOU TO VOTE  "FOR"
THE
KCPL/UTILICORP MERGER TODAY BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE. A failure to approve the
KCPL/UtiliCorp merger would deprive you of its many benefits, with no assurance that a transaction with Western would ever occur. Thank you for your continued trust and support.

Sincerely,

/s/ Drue Jennings
- ---------------------
*Total return is measured by stock price appreciation, assuming reinvestment of dividends.

                                A new world of ENERGY

                                        [LOGO]

                                         VOTE
                                         FOR the merger on the WHITE proxy card
                             to make our vision a reality

                                      KANSAS CITY POWER & LIGHT COMPANY

    KCPL and UtiliCorp have chosen Maxim Energies, Inc. as the name of our new company. MAXIM signifies the strength of our commitment to the highest levels of value and service, as well as our leadership in redefining our industry in a newly competitive marketplace. ENERGIES reflects the efforts of our employees and partners in providing a broad range of electric, gas and energy-related products and services in both regulated and non-regulated energy businesses.

    Qualifying statement: This Fact Book does not purport to be complete, and is qualified in its entirety by reference to the more detailed information appearing in the Proxy Statement of Kansas City Power & Light Company (including the Annexes thereto), a copy of which has been previously provided to you. In addition, some statements may represent the opinions or beliefs of management. Shareholders are urged to read the KCPL Proxy Statement and Annexes in their entirety.

                               CLEARING THE CONFUSION


       What is Western Resources' stock really worth? The combined effect of Western's potential $105 million rate reduction and what we believe are more realistic merger-related savings for Western could bring a decline in the value of Western's stock, and an example is below.

Western Resources Forecast of 1998 Earnings Per Share
for Western Resources/KCPL Combination*                              $2.52

Adjustment to Reflect $105 Million Rate Reduction Recommended
by Kansas Corporation Commission Staff**                             (0.22)

Adjustment to Reflect Overstatement of Merger-Related Savings
by Western Resources***                                              (0.11)

Revised Estimate of Western Resources' 1998 Earnings per Share
for Western Resources/KCPL Combination                               $2.19

Implied REDUCTION in Western Resources Common Stock value in 1998
based on assumed price/earnings ratio of 11.5****                    $3.80


   * As reported in the Western Resources Prospectus dated July 3, 1996 and excluding costs to achieve savings and transaction costs. In the Western Resources Prospectus, Western Resources estimated earnings per share for 1998 based on Western Resources' closing stock price on July 2, 1996 resulting in an exchange ratio of 1.01224.

  ** Assumes that Western Resources underestimated the rate reduction by $46.3 million, derived by subtracting from Kansas Corporation Commission staff's recommended $105 million annual rate reduction both (i) Western Resources' proposal for an $8.7 million rate reduction and (ii) Western Resources' proposal for $50 million accelerated depreciation of its investment in the Wolf Creek nuclear plant. The $46.3 million adjustment as reduced by 40% to reflect the effect of taxes results in an after-tax adjustment of $27.78 million, which results in a reduction to earnings per share of approximately $0.22 based upon 128,136,000 shares outstanding.

 *** Assumes that $70.421 million in first year savings claimed in the Western
     Resources Prospectus are overstated by $23.474 million. KCPL's analysis of Western Resources' claimed merger-related savings indicated that Western Resources overestimated total purchasing savings by 62.7% and over-estimated total administrative savings by 48.5%. Applying such percentages to the first year purchasing and administrative savings in Western Resources' Prospectus indicates that first year merger-related savings are overstated by slightly more than one-third. One-third of Western Resources' estimate of $70.421 million equals $23.474 million. The $23.474 million adjustment as reduced by 40% to reflect the effect of taxes results in an after-tax adjustment of $14.084 million, which results in a reduction to earnings per share of approximately $0.11 based upon 128,136,000 shares outstanding.

**** Utility industry estimated average for 1996 as calculated in Merrill Lynch report dated June 26, 1996.

     The foregoing contains certain statements of opinion and belief of KCPL. The foregoing information is provided to facilitate an analysis of the potential value of Western Resources' offer. The implied reduction, if any, in Western Resources' common stock value may be greater or less than indicated above.

                              TWO DISTINCT COMPANIES...

                                      [GRAPHIC]

                                  ONE UNIQUE VISION

                                      [GRAPHIC]

                          / / REGULATED   / / NON-REGULATED

                                      OUR VISION


Our vision for the KCPL/UtiliCorp combined company is to be a full participant in the global energy marketplace, adding diversified products and services, entering new markets, and growing revenues, income and share value for our shareholders.

The energy industry has entered an era of inevitable, accelerating change. Consumer demand, technological advances, and legislative and regulatory reforms are leading to unprecedented competition. As a result, public utilities face business risks and limits on their ability to grow earnings. KCPL and UtiliCorp believe that continued growth in the industry can best be achieved through focused and strategic investment in primarily energy-related businesses.

We feel strongly that the combined company of KCPL/UtiliCorp embodies our shared vision, embraces the future and creates sustainable, long-term value for KCPL shareholders through strategic investments in regulated and nonregulated business opportunities.

                               A FIT FOR THE FUTURE...


The cornerstone of our proposal is the ability to achieve sustainable, long-term growth in shareholder value in this rapidly changing world. As a larger and more diversified company, we anticipate being able to:

- -   compete more effectively in national and global markets

- -   gain greater access to new customers and markets

- -   use our size and stability to achieve enhanced access to capital markets

- -   introduce a new array of energy products and services

- -   build on a demonstrated track record in energy-related nonregulated businesses

                                   ...STARTING NOW


Tomorrow's world of energy begins today with the KCPL/UtiliCorp merger.

- -   Shared, strategic vision

- -   Opportunies available to Maxim Energies that are not available to KCPL and
    UtiliCorp separately:

    -  Over $600 million in savings over the next 10 years*

    - Additional operational pre-tax benefits of $56.5 million over four years after the mergers**

    - Financial performance enhancements (pre-tax) of $244 million over four years after the mergers***

- -   57% ownership in the new company for KCPL shareholders****

- -   $1.85 recommended annual dividend

- -   Tax-free transaction

- -   On track in the regulatory approval process, expected completion in second quarter 1997

- -   Solid support from community, employees, elected officials

The revised merger agreement requires the favorable vote of a majority of KCPL shares voting on the transaction, instead of the original agreement's requirement of approval by two-thirds of all outstanding shares. Therefore, the will of a majority of KCPL common shares can approve the transaction, and a small minority of shares will not be able to block the transaction.



   * see pages 51-55 of KCPL Proxy Statement
  ** see page 55 of KCPL Proxy Statement
 *** see pages 55-58 of KCPL Proxy Statement
**** based on number of shares outstanding at the date of the KCPL/UtiliCorp merger agreement

                         ...WITH THE WORLD AS OUR MARKETPLACE


[MAP  DISPLAYING THE LOCATION OF THE CORPORATE HEADQUARTERS,
      GAS MARKETING AREAS, POWER PROJECTS, GAS PIPELINES
      AND GAS PROCESSING PLANTS.]

[MAP] Increased access to a variety of high-growth national and international markets means the potential for sustained growth and risk avoidance.


                                       REGULATORY DIVERSITY

                                           -  operations in eight states and
                                              six foreign countries

                                           -  nonregulated businesses

                                       REVENUE DIVERSITY

                                           -  gas and electric utility, gas
                                              gathering and transportation, and
                                              other energy-related services and
                                              products

                                       INVESTMENT DIVERSITY

                                           -  nearly half of the combined
                                              company's revenues would come
                                              from nonregulated operations

                                    AND RESULTS...


    We believe that blending the strengths of KCPL and UtiliCorp and their subsidiaries will define the successful energy services provider of the future.

FINANCIAL STRENGTHS

- -   From 1985 to 1995, both KCPL and UtiliCorp delivered a total return to shareholders which exceeded market and industry averages.*

- -   KCPL has achieved a strong A or above bond rating from major rating agencies.

- -   UtiliCorp has increased assets by 431% since 1985 and earnings before interest, taxes, depreciation and amortization by 425%.

NEW PRODUCTS AND SERVICES

- -   UtiliCorp has introduced EnergyOne, the first national brand name in the utility industry.

- -   Through EnergyOne, UtiliCorp provides energy solutions to over 125 of the
    Fortune 500 companies in the U.S.

- -   New product introductions are planned for 1997.

NEW MARKETS

- -   UtiliCorp has proven experience with utility operations in other countries, investing a total of $426 million in international electric utilities.

- -   Since 1983, UtiliCorp has acquired and merged with ten domestic electric and gas utilities, investing a total of $858 million.

- -   KCPL has become involved in the small power production market in China, with plans to expand in that area.

- -   KCPL has begun preliminary work on three power projects in the Pacific
    Northwest.

    *Source: Wall Street Journal Shareholder Scoreboard, February 29, 1996.

                                   ...THAT ARE REAL


       We believe a merger between KCPL and UtiliCorp means VALUE NOW! The combined company anticipates the following benefits after the merger:*


                                  Per Share
                                  -----------------------------------------
                                  Year One  Year Two  Year Three  Year Four

Synergy Savings                    $0.10     $0.16     $0.22       $0.25
                                  -----------------------------------------
Additional Operational Benefits    $0.08     $0.08     $0.07       $0.06
                                  -----------------------------------------
Financial Performance Enhancement  $0.20     $0.25     $0.35       $0.44
                                  -----------------------------------------
Total                              $0.38     $0.49     $0.64       $0.75
                                  -----------------------------------------
                                  -----------------------------------------


       Our combined company will be committed to continued growth through strategic investment in nonregulated and regulated segments of the energy business. Our goals to shareholders:

       - total returns consistently above both industry and broad market averages

       -   an investment with below average market risk

       - an investment in a company with a diversified base of energy-related businesses without excess concentration in fuel source, customer mix or regulatory jurisdiction



       * A portion of the savings from regulated operations will be shared with ratepayers. Estimates of the savings resulting from the mergers are based on assumptions which KCPL believes to be reasonable, but there can be no assurances that such assumptions will approximate actual experience, and in such event actual results could differ materially from the predictions herein. Shareholders are urged to review pages 51-58 of KCPL's Proxy Statement that discuss these savings and their underlying assumptions in greater detail.

       "I am confident that the result of the merger will be STRONG CORPORATE LEADERSHIP and a VALUABLE ALLY in our economic development efforts. This proposal provides the BEST FUTURE for Missouri and the Kansas City area." Gov. Mel Carnahan, Governor of Missouri, May 15, 1996, press release (emphasis added)

                                   VOTE THE VISION


       Vote FOR our vision on the WHITE card to secure the benefits of this merger. Your vote is important in making the KCPL/UtiliCorp vision a reality.

TO EXERCISE YOUR RIGHT TO VOTE:

       - Return your white proxy card whether or not you plan to attend the special shareholders meeting on August 7, 1996.

       - Remember - you need to send this new proxy card, even if you voted on the original merger agreement.

       -   Be sure to sign and date the proxy card.

       - Return the card in the enclosed, self-addressed envelope, which requires no postage if mailed in the United States.


           DO NOT SIGN ANY PROXY CARD WESTERN RESOURCES MAY SEND YOU. YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE WESTERN RESOURCES PROPOSAL IS NOT IN YOUR BEST INTERESTS. BE AWARE - YOU ARE UNDER NO OBLIGATION TO RESPOND TO ANY SOLICITATION BY WESTERN RESOURCES.



           Questions? Call KCPL Investor Relations at 800-245-5275 or D.F. King, our proxy solicitor, at 800-714-3312.

           "Increased JOB OPPORTUNITIES, COST SAVINGS in the neighborhood of $600 million over the next decade, and LOWER RATES than would otherwise be possible make this merger one of the BEST BUSINESS COMBINATIONS ever proposed in the state of Missouri." Bob Holden, Missouri State Treasurer, May 16, 1996, press release (emphasis added)

           "We believe that OUR BEST INTEREST lies with the merger
           of KCPL and UtiliCorp....We believe our new company will
           rely heavily on the PEOPLE THEY EMPLOY to ACHIEVE THE GOALS they are setting forth, and this is music to our ears." Locals 412, 1464 and 1613, The International Brotherhood of Electrical Workers, April 22, 1996, letter to union members (emphasis added)

    [LOGO]
       Kansas City Power & Light Company

       KCPL Investor Relations
       800-245-5275

       D.F. King
       800-714-3312